UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	:	Chapter 11
	:	
K-V Discovery Solutions, Inc., et al.,[1]	:	Case No. 12-13346 (ALG)
	:	
Debtors.	:	(Jointly Administered)

ORDER FURTHER EXTENDING DEBTORS' EXCLUSIVE PERIODS TO FILE PLAN OF REORGANIZATION AND SOLICIT ACCEPTANCES THEREOF PURSUANT TO SECTION 1121(d) OF THE BANKRUPTCY CODE

Upon the motion (the "**Motion**") of the debtors and debtors in possession in the above-captioned cases (collectively, the "**Debtors**") for entry of an order, pursuant to section 1121(d) of title 11 of the United States Code (the "**Bankruptcy Code**"), further extending the Debtors' exclusive periods to file a plan of reorganization and to solicit acceptances thereof; and notice of the Motion having been given as set forth in the Motion; and it appearing that no other or further notice need be provided; and it appearing that the relief requested by the Motion is in the best interests of the Debtors' estates, their creditors, and other parties in interest; and after due deliberation and sufficient cause appearing therefore, it is hereby

ORDERED, ADJUDGED, AND DECREED that:

1. The Motion is granted.

2. Capitalized terms used but not defined herein have the meanings given to them in the Motion.

[1] The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) K-V Discovery Solutions, Inc. (7982); (ii) DrugTech Corporation (3690); (iii) FP1096, Inc. (3119); (iv) K-V Generic Pharmaceuticals, Inc. (7844); (v) K-V Pharmaceutical Company (8919); (vi) K-V Solutions USA, Inc. (4772); (vii) Ther-Rx Corporation (3624); and (viii) Zeratech Technologies USA, Inc. (6911). The Debtors' executive headquarters are located at 2280 Schuetz Road, St. Louis, MO 63146.

3. The Debtors' Exclusive Filing Period shall be extended through and including June 17, 2013.

4. The Debtors' Exclusive Solicitation Period shall be extended through and including July 16, 2013.

5. The entry of this Order shall be without prejudice to the rights of the Debtors to request further extensions of the Exclusive Periods or to seek other appropriate relief.

6. This Order shall not in any way impair or prejudice the right or ability of any party in interest, including, without limitation, the Committee, to seek to terminate the Debtors' Exclusive Filing Period and/or Exclusive Solicitation Period.

7. This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation or interpretation of this Order.

Dated: New York, New York
February 5, 2013

s/Allan L. Gropper
THE HONORABLE ALLAN L. GROPPER
UNITED STATES BANKRUPTCY JUDGE